Exhibit 3.3

UNOFFICIAL TRANSLATION

ARTICLES OF ASSOCIATION

of:

AVAST Software N.V.

having its seat in Amsterdam, the Netherlands

dated [**]

Name. Corporate seat.

Article 1.

The name of the company is: AVAST Software N.V.

Its corporate seat is in Amsterdam, the Netherlands.

Objects.

Article 2.

The objects of the company are to participate in, to take an interest in any other way in, to conduct the management of other business enterprises of whatever nature, to provide services to other business enterprises of whatever nature, furthermore to finance third parties, in any way to provide security or undertake the obligations of third parties, to acquire, to exploit and to dispose of industrial and intellectual property rights as well as property subject to registration and finally all activities which are incidental to or which may be conducive to any of the foregoing.

Definitions.

Article 3.

In these articles of association the following terms shall have the following meaning:

Articles of Association:	these articles of association;

Board:	the board of directors of the Company;

Chief Executive Officer:	the Chief Executive Officer referred to in article 13, paragraph 2;

Company:	AVAST Software N.V., incorporated on seventeen January two thousand and six;

Depositary receipt for a share:	depositary receipt for a share in the capital of the Company issued with the co-operation of the Company;

Executive Director:	a member of the Board appointed as executive director;

General Meeting:	the corporate body the general meeting of shareholders or a meeting of such corporate body;

Holder of a depositary receipt:

a holder of a depositary receipt for a share in the capital of the Company issued with the cooperation of the Company or a person to whom by law the same rights are attributed vis-à-vis the Company as those which are attributed to a holder of a depositary receipt for a share;

Law:	the law of the Netherlands;

Non-Executive Director:	a member of the Board appointed as non-executive director;

Person:	a natural person or a legal entity;

Person authorised to attend and to vote at a General	(a) a shareholder entitled to vote, (b) a holder of a right of usufruct or a right of pledge, who is entitled to the voting

Meeting:	right attached to the share which is subject to the right of usufruct or the right of pledge, and (c) such other persons referred to in article 26, paragraph 1;

Person authorised to attend a General Meeting:

(a) a shareholder, (b) a holder of a depositary receipt for a share, and (c) a holder of a right of usufruct or a right of pledge, but excluding the holder of such right in respect of a share of which the voting right vests in the holder of such share and in respect of whom at the time that the right of usufruct or the right of pledge was granted the rights which by law are conferred upon holders of depositary receipts for shares issued with the co-operation of a company were withheld, and (c) such other persons referred to in article 26, paragraph 1;

Preferred stock:	(a) a share of cumulative preferred stock series PA, and (b) a share of cumulative preferred stock series PB;

Rights of holders of depositary receipts:

the rights conferred by law on holders of depositary receipts for shares issued with the cooperation of a company, such as inter alia the right to receive notices of general meetings, the right to attend such meetings, the right to address such meetings and the right to inspect the annual accounts as prepared by the board, the annual report and the additional information thereto, at the office of the company, and to obtain a copy thereof at no cost;

Secretary:	the secretary of the Company referred to in article 20;

Shareholder:	a holder of a share in the capital of the Company or the joint holders of a share referred to in article 11;

Statutory regulations:	regulations by or pursuant to the law of the Netherlands.

Share capital and shares.

Article 4.

4.1.             The authorised share capital of the Company amounts to one hundred million eight hundred thousand euro (EUR 100,800,000). It is divided into:

a.         two hundred million (200,000,000) shares of common stock of twenty-four eurocent (EUR 0.24) each;

b.         two hundred and twenty million (220,000,000) cumulative shares of preferred stock of twenty-four eurocent (EUR 0.24) each, divided in:

•           one series numbered PA of two hundred million (200,000,000) cumulative shares of preferred stock; and

•           one series numbered PB of twenty million (20,000,000) cumulative shares of preferred stock.

4.2.             The shares shall consecutively be numbered, the common stock from 1 onwards, the cumulative preferred stock from PA1, respectively PB1 onwards. Each of the series of cumulative preferred stock constitutes a separate class of shares.

4.3.             Whenever in the Articles of Association reference is made to shares and shareholders this shall include the shares of each class and the holders of shares of each class respectively, unless explicitly provided otherwise.

Issue of shares.

Article 5.

5.1.             Shares shall be issued pursuant to a resolution proposed by the Board and adopted by the General Meeting, or pursuant to a resolution of the Board if by resolution of the General Meeting the Board has been authorised for a specific period not exceeding five (5) years to issue shares. The resolution granting the aforesaid authorisation must determine the number and class of the shares that may be issued. The authorisation may from time to time be extended for a period not exceeding five (5) years. Unless otherwise stipulated at its grant, the authorisation cannot be withdrawn.

5.2.             The General Meeting, or the Board, if authorised for that purpose, shall determine the price and the further conditions of issue in its resolution to issue shares. Save for the provisions of section 80 of Book 2 of the Dutch Civil Code, the issue-price may not be below par value.

5.3.             Common stock may be issued only against payment in full of the amount at which such shares are issued and with due observance of the provisions of sections 80a and 80b of Book 2 of the Dutch Civil Code.

Preferred stock series may be issued against partial payment.

The Company may at its discretion make a call in respect of the monies unpaid on such shares.

5.4.             The preceding paragraphs of this article shall apply mutatis mutandis to the granting of rights to subscribe for shares, but not to the issue of shares to a person who exercises a previously acquired right to subscribe for shares.

5.5.             The Company may grant loans for the purpose of a subscription for or an acquisition of shares in its share capital or depositary receipts for such shares subject to any applicable statutory provisions.

Pre-emptive rights.

Article 6.

6.1.             Upon the issue of shares, each shareholder shall have a pre-emptive right to acquire such newly issued shares in proportion to the aggregate amount of his common stock, it being understood that this pre-emptive right shall not apply to:

a.         any issue of shares to employees of the Company or employees of a group company;

b.         shares which are issued against payment in kind;

c.         the issuance of preferred stock;

d.         holders of preferred stock.

6.2.             The pre-emptive right may be restricted or excluded by a resolution proposed by the Board and adopted by the General Meeting.

In the proposal for such resolution the reasons for the proposal and the choice of the intended price of issue must be explained in writing. If the Board has been designated as the body authorised to issue shares, the General Meeting may by resolution also designate the Board for a period not exceeding five (5) years as the body authorised to restrict or exclude the pre-emptive right. This authorisation may from time to time be extended for a period not exceeding five (5) years. Unless otherwise stipulated at its grant, the authorisation cannot be withdrawn.

6.3.             For the purposes of this article the granting of rights to subscribe for shares shall be considered the equivalent of the issue of shares, and the provisions of this article shall not apply in respect of shares issued to a person who exercises a previously acquired right to subscribe for shares.

Acquisition.

Article 7.

7.1.             Subject to authorisation by the General Meeting and subject to the applicable statutory provisions, the Board may cause the Company to acquire for consideration fully paid-up shares in its share capital, as well as depositary receipts for such shares.

7.2.             The authorisation of the General Meeting as referred to in paragraph 1 of this article shall not be required if the Company acquires fully paid-up shares in its own share capital or depositary receipts for such shares for the purpose of transferring such shares or depositary receipts, by virtue of an applicable employee stock purchase plan, to persons employed by the Company or by a group company, provided such shares or depositary receipts are quoted on the official list of any stock exchange.

Reduction of share capital.

Article 8.

8.1.             With due observance of the statutory requirements, the General Meeting may resolve, but only pursuant to a proposal of the Board, to reduce the issued share capital by (i) reducing the par value of shares by amending the Articles of Association, or (ii) cancelling:

a.	shares in its own capital which the Company holds itself or depositary receipts for shares in the Company’s share capital held by the Company;

b.

all issued cumulative preferred stock of one class against repayment of the amount paid-up on those shares and, to the extent applicable, repayment of the share premium reserve, attached to the cumulative preferred stock; and against a simultaneous release from the obligation to pay any further calls on the cumulative preferred stock to the extent that the cumulative preferred stock had not been fully paid-up.

8.2.             Partial repayment on shares pursuant to a resolution to reduce their par value may also be made exclusively on the shares of a specific class.

Shares. Share register.

Article 9.

9.1.             Shares shall be issued in registered form only.

9.2.             Shares shall be available in the form of an entry in the share register. Share certificates will not be issued.

9.3.             With due observance of the applicable statutory provisions in respect of registered shares, a share register shall be kept by or on behalf of the Company, which register shall be regularly updated and, at the discretion of the Board, may, in whole or in part, be kept in more than one copy and at more than one address.

Part of the register may be kept abroad in order to comply with applicable foreign statutory provisions or applicable listing rules.

9.4.             Each shareholder’s name, his address and such further information as required by law or considered appropriate by the Board, shall be recorded in the share register.

9.5.             The form and the contents of the share register shall be determined by the Board with due observance of the paragraphs 3 and 4 of this article.

9.6.             Upon his request a shareholder shall be provided with written evidence of the contents of the share register with regard to the shares registered in his name free of charge, and the statement so issued may be validly signed on behalf of the Company by a person to be designated for that purpose by the Board.

9.7.             The provisions of paragraphs 3 through 6 of this article shall equally apply to persons who hold a right of usufruct or a right of pledge on one or more shares.

Pledge of shares.

Article 10.

10.1.           Shares in the capital of the Company may be pledged as security for a debt.

10.2.           If a share of common stock is encumbered with a pledge, the voting right attached to that share shall vest in the shareholder, unless at the creation of the pledge the voting right has been granted to the pledgee.

If a share of preferred stock is encumbered with a pledge, the voting right cannot be granted to the pledgee. The voting right attached to that share shall vest exclusively in the shareholder.

Jointly owned shares or depositary receipts.

Article 11.

If through any cause whatsoever one or more shares or depositary receipts are jointly held by two or more persons, such persons may jointly exercise the rights arising from those shares or depositary receipts, provided that these persons be represented for that purpose by one from their midst or by a third party authorised by them for that purpose by a written power of attorney.

The Board may, whether or not subject to certain conditions, grant an exemption for the provision of the previous sentence.

Transfer of shares.

Article 12.

12.1.           The transfer of a share shall require a deed executed for that purpose and, save in the event that the Company itself is a party to the transaction, written acknowledgement by the Company of the transfer. The acknowledgement is to be made either in the transfer deed, or by a dated statement endorsed upon the transfer deed or upon a copy of or extract from that deed certified by a notary (notaris) or bailiff (deurwaarder), or in the manner as referred to below in paragraph 2. Service of notice of the transfer deed or of the aforesaid copy or extract upon the Company shall be the equivalent of acknowledgement as stated in this paragraph.

12.2.           The preceding paragraph shall apply mutatis mutandis to the transfer of any qualified interest in a share, provided that a pledge may also be created without acknowledgement by or service of notice upon the Company and that section 239 of Book 3 of the Dutch Civil Code shall apply, in which case acknowledgement by or service of notice upon the Company shall replace the announcement referred to in subsection 3 of section 239 of Book 3 of the Dutch Civil Code.

Management.

Article 13.

13.1.           The management of the Company shall be conducted by a Board.

13.2.           The Board shall consist of one or more Executive Directors and Non-Executive Directors.

The Board shall determine the number of Executive Directors and the number of Non-Executive Directors.

Only natural persons can be Directors.

13.3.           The Executive Directors and Non-Executive Directors shall be appointed as such by the General Meeting at the binding nomination of the Board.

13.4.           If a Board member is to be appointed, the Board shall make a binding nomination of at least the number of persons prescribed by law. The nomination shall be included in the notice of the General Meeting at which the appointment shall be considered.

The General Meeting may, at any time, by a resolution passed with a majority of the votes cast representing more than one-third of the Company’s issued capital, overrule the binding nomination. If such resolution is passed the aforementioned provisions of this article shall apply by analogy.

A resolution of the General Meeting to appoint a Board member other than pursuant to a nomination by the Board requires at least two-third of the votes cast representing more than one-half of the Company’s issued capital.

At a General Meeting of Shareholders, votes in respect of the appointment of a Board member can only be cast for candidates named in the agenda of the meeting or the explanatory notes thereto. If none of the candidates nominated by the Board is appointed, the Board retains the right to make a new binding or non-binding nomination at a next meeting.

With regard to subjects referred to in this paragraph, a second General Meeting may not be convened pursuant to section 2:120, subsection 3 of the Civil Code.

13.5.           If a nomination has not been made or has not been made in due time, this shall be stated in the notice and the General Meeting shall be free to appoint a managing director at its discretion.

13.6.           The Company must establish a policy in respect of the remuneration of the Board. The policy is adopted by the General Meeting upon the proposal of the Board.

The remuneration of the Executive Directors shall be determined by the Board with due observance of the remuneration policy adopted by the General Meeting. The remuneration of the Non-Executive Directors shall be determined by the General Meeting with due observance of the remuneration policy adopted by the General Meeting.

A proposal with respect to remuneration schemes in the form of shares or rights to shares is submitted by the Board to the general meeting for its approval.

This proposal must set out at least the maximum number of shares or rights to shares to be granted to members of the Board and the criteria for granting or amendment.

13.7.           Unless law provides otherwise, the following shall be reimbursed to current and former members of the Board:

a.                                   the reasonable costs of conducting a defence against claims (also including claims by the Company) based on acts or failures to act in the exercise of their duties or any other duties currently or previously performed by them at the Company’s request;

b.                                  any damages payable by them as a result of an act or failure to act as referred to under a.;

c.                                   the reasonable costs of appearing in other legal proceedings in which they are involved as current or former members of the Board, with the exception of proceedings primarily aimed at pursuing a claim on their own behalf.

13.8.           There shall be no entitlement to reimbursement as referred to in paragraph 7 above if and to the extent that (i) a Dutch court has established in a final and conclusive decision that the act or failure to act of the person concerned may be characterised as wilful (opzettelijk), intentionally reckless (bewust roekeloos) or seriously culpable (ernstig verwijtbaar) conduct, unless law provides otherwise or this would, in view of the circumstances of the case, be unacceptable according to standards of reasonableness and fairness, or (ii) the costs or financial loss of the person concerned are covered by an insurance and the insurer has paid out the costs or financial loss. If and to the extent that it has been established by a Dutch court in a final and conclusive decision that the person concerned is not entitled to reimbursement as referred to above, he shall immediately repay the amount reimbursed by the Company. The Company may request that the person concerned provide security for his repayment obligation. The Company may take out liability insurance for the benefit of the persons concerned. The Board may by agreement or otherwise give further implementation to the above.

13.9.           The indemnification provided for by this article shall not be deemed exclusive of any other right to which a person seeking indemnification or advancement of expenses may be entitled under the laws of the Netherlands as from time to time amended or under any agreement, resolution of the General Meeting or of the disinterested members of the Board or otherwise.

The Company may, to the extent authorized from time to time by the Board, grant rights to indemnification and to the advancement of expenses to any indemnitee to the fullest extent permitted by applicable law with respect to the indemnification and advancement of expenses of indemnitees.

Resignation and dismissal.

Article 14.

14.1.                               Each director shall retire at the close of the annual General Meeting held in the financial year one year after his appointment.

14.2.                               The General Meeting may at any time remove or suspend any member of the Board. If and to the extent law permits this, Executive Directors may also be suspended by the Board.

14.3.                               A resolution of the General Meeting to suspend or remove a member of the Board requires a two-third (2/3) majority of the votes cast, provided that such majority represents at least half of the issued share capital.

Chief Executive Officer. Chairman of the Board.

Article 15.

15.1.           The Board will appoint one of the Executive Directors as Chief Executive Officer for such period as the Board may decide. In addition, the Board may grant other titles to Executive Directors.

15.2.           The Board shall appoint one of its members to be its chairman for such period as the Board may decide.

15.3.           The Board may appoint one or more of its members as vice-chairman of the Board for such period as the Board may decide. If the chairman is absent or unwilling to take the chair, a vice-chairman shall be entrusted with such of the duties of the chairman entrusted to him by the Board may decide.

15.4.           If no chairman has been appointed or if the chairman is absent or unwilling to take the chair, a meeting of the Board shall be presided over by a vice-chairman or in the event of his absence or unwillingness to take the chair, by a member of the Board or another person present designated for such purpose by the meeting.

Meetings.

Article 16.

16.1.           Meetings of the Board may be called at any time, either by one or more members of the Board or, on his or their instructions, by the Secretary.

16.2.           The Secretary may attend the meetings of the Board.

The Board may decide to permit others to attend a meeting as well.

16.3.           A member of the Board member shall abstain from voting with respect to any transaction or resolution that involves a subject or transaction in relation to which he has a conflict of interest with the Company or its enterprise.

16.4.           Members of the Board may be represented at a meeting of the Board by a proxy granted to another member of the Board.

Powers, restrictions.

Article 17.

17.1.          The Board shall be entrusted with the management of the Company and shall for such purpose have all the powers within the limits of the law that are not granted by the Articles of Association to others.

17.2.          The Board may divide its duties among the directors by regulation referred to in article 21, paragraph 1.

17.3.          The Board may establish such committees as it may deem necessary which committees may consist of one or more members of the Board or of other persons. The Board appoints the members of each committee and determines the tasks of each committee. The Board may at any time change the duties and the composition of each committee.

17.4.          The Executive Directors shall timely provide the Non-Executive Directors with all information required for the exercise of their duties.

17.5.          Without prejudice to its other powers and duties, the Board is authorised to enter into transactions:

a.         in respect of a subscription for shares imposing special obligations upon the Company;

b.         concerning the acquisition of shares upon terms differing from those upon which membership in the Company is offered to the public;

c.         having for their object to secure some advantage to one of the founders of the Company or to a third party concerned in its formation;

d.         relative to payments upon shares other than in cash, without being subject to any restriction in this respect.

17.6.          Without prejudice to any other applicable provisions of the Articles of Association, the Board shall require the approval of the General Meeting for resolutions of the Board regarding a significant change in the identity or nature of the Company or the enterprise, including in any event:

a.         the transfer of the enterprise or practically the entire enterprise to a third party;

b.         the conclusion or cancellation of any long-lasting cooperation by the Company or a subsidiary (dochtermaatschappij) with any other legal person or company or as a fully liable general partner of a limited partnership or a general partnership, provided that such cooperation or the cancellation thereof is of essential importance to the Company; and

c.         the acquisition or disposal of a participating interest in the capital of a company with a value of at least one-third of the sum of the assets according to the consolidated balance sheet with explanatory notes thereto according to the last adopted annual accounts of the Company, by the Company or a subsidiary.

17.7.           In the event of the absence or inability to act of one or more members of the Board, the powers of the Board remain intact, provided that:

a.         in the event of the absence or inability to act of all Executive Directors, the Non-Executive Directors shall be authorised to temporarily entrust the management to others;

b.         in the event of the absence or inability to act of the Non-Executive Directors or of all members of the Board, the Secretary shall temporarily be responsible for the management of the Company until the vacancies have been filled. In the event of the absence or inability to act of all Non-Executive Directors or all members of the Board, the Secretary will as soon as possible take the necessary measures required for a permanent solution.

Business combinations.

Article 18.

18.1.           Notwithstanding any other provision of these Articles of Association and subject to the provisions of any applicable law, the Company shall not engage in any Business Combination (as defined below) with any Interested Shareholder (as defined below) for a period of three (3) years following the time that such shareholder became an Interested Shareholder, unless

a.         a majority of the members of the Board approved either the Business Combination or the transaction that resulted in the shareholder becoming an Interested Shareholder, provided that such majority consists of members of the Board that were originally appointed as members of the Board prior to the transaction that resulted in the shareholder becoming an Interested Shareholder; or

b.         upon completion of the transaction that resulted in the shareholder becoming an Interested Shareholder, the Interested Shareholder Owned a number of shares representing at least eighty-five per cent (85%) of the issued and outstanding shares when the transaction was commenced, whereby the shares Owned by the members of the Board and employees of the Company are not taken into account in calculating this percentage.

18.2.           As used in this article only, the term:

“Affiliate” means a Person that directly, or indirectly through one or more intermediaries, Controls, is Controlled by or is under common Control with another Person.

“Associate”, when used to indicate a relationship with any Person, means (i) any corporation, partnership, unincorporated association or other entity of which such Person is a director, officer or partner or is, directly or indirectly, the Owner of twenty per cent (20%) or more of any class of Voting Share, (ii) any trust or other estate in which such Person has at least a twenty per cent (20%) beneficial interest or as to which such Person serves as trustee or in a similar fiduciary capacity, and (iii) any relative or spouse of such Person, or any relative of such spouse, who has the same residence as such Person.

“Business Combination,” when used in reference to the Company and any Interested Shareholder of the Company, means:

(i)         any merger or consolidation of the Company or any direct or indirect majority Owned subsidiary of the Company with (A) an Interested Shareholder, or (B) with any other corporation, partnership, unincorporated association or other entity if the merger or consolidation is caused by an Interested Shareholder and as a result of such merger or consolidation Articles 18, paragraphs of this article is not applicable to the surviving entity;

(ii)        any sale, lease, exchange, mortgage, pledge, transfer or other disposition (in one transaction or a series of transactions), except proportionately as a shareholder of such Company to or with the Interested Shareholder, whether as part of a dissolution or otherwise, of assets of the Company or of any direct or indirect majority Owned subsidiary of the Company, which assets have an aggregate market value equal to ten per cent (10%) or more of either the aggregate market value of all of the assets of the Company determined on a consolidated basis or the aggregate market value of all of the outstanding shares of the Company;

(iii)       any transaction which results in the issuance or transfer by the Company or by any direct or indirect majority-Owned subsidiary of the Company of any shares of the Company or of such subsidiary to the Interested Shareholder, except (A) pursuant to the exercise, exchange or conversion of securities exercisable for or convertible into shares of the Company or any such subsidiary, which securities were outstanding prior to the time that the Interested Shareholder became such, (B) pursuant to a dividend or distribution paid or made, or the exercise, exchange or conversion of securities exercisable for, exchangeable for or convertible into shares of the Company or any such subsidiary, which security is distributed pro rata to all holders of a class or series of shares of the Company subsequent to the time the Interested Shareholder became such, (C) pursuant to an exchange offer by the Company to purchase shares made on the same terms to all holders of said shares or, (D) any issuance or transfer of shares by the Company; provided, that in no case under (B)-(D) above shall there be an increase in the Interested Shareholder’s proportionate share of the shares of any class or series of the Company or of the Voting Shares of the Company;

(iv)      any transaction involving the Company or any direct or indirect majority Owned subsidiary of the Company which has the effect directly or indirectly of increasing the proportionate share of the shares of any class or series or securities convertible into the shares of any class or series of the Company or of any such subsidiary which is Owned by the Interested Shareholder except as a result of immaterial changes due to fractional share adjustments or as a result of any purchase or redemption of any shares not caused, directly or indirectly, by the Interested Shareholder; or

(v)       any receipt by the Interested Shareholder of the benefit, directly or indirectly (except proportionately as a shareholder of such Company), of any loans, advances, guarantees, pledges or any other financial benefits (other than those expressly permitted in subparagraphs (i)-(iv) above) provided by or through the Company or any direct or indirect majority Owned subsidiary of the Company.

“Control” including the term “Controlling,” “Controlled by” and “under common Control with,” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the Ownership of Voting Shares, by contract or otherwise. A Person who is the Owner of 20% or more of the outstanding Voting Shares of any corporation, partnership, unincorporated association or other entity shall be presumed to have Control of such entity. Notwithstanding the foregoing, a presumption of Control shall not apply where such Person holds Voting Shares in good faith and not for the purpose of circumventing this article as an agent, bank, broker, nominee, custodian or trustee for one or more Owners who do not individually or as a group have Control of such entity.

“Interested Shareholder” means any Person (other than the Company and any direct or indirect majority Owned subsidiary of the Company) that (i) is the Owner of fifteen per cent (15%) or more of the outstanding Voting Shares of the Company, or (ii) is an Affiliate or Associate of the Company and was the Owner of fifteen per cent (15%) or more of the outstanding Voting Shares of the Company at any time within the three year period immediately prior to that date on which it is sought to be determined whether such Person is an Interested Shareholder and the Affiliates and Associates of such Person. For the purpose of determining whether a Person is an Interested Shareholder, the Voting Shares of the Company deemed to be outstanding shall include shares deemed to be Owned by the Person through application of the definition of “Voting Shares” but shall not include any other unissued shares of the Company which may be issuable pursuant to any agreement, arrangement or understanding, or upon exercise of conversion rights, warrants or options, or otherwise.

“Person” means any individual, corporation, partnership, unincorporated association or other entity.

“Voting Shares” means with respect to any corporation shares of any class or series entitled to vote generally in the election of directors and, with respect to any entity that is not a corporation, any equity interest entitled to vote generally in the election of the governing body of such entity.

“Owner,” including the terms “Own” and “Owned,” when used with respect to any share, means a person that individually or with or through any of its Affiliates or Associates:

(i)         beneficially owns such share, directly or indirectly: or

(ii)        has (A) the right to acquire such share (whether such right is exercisable immediately or only after the passage of time) pursuant to any agreement, arrangement or understanding or upon the exercise of conversion rights, warrants or options, or otherwise; provided, however, that a person shall not be deemed the owner of shares tendered pursuant to a tender or exchange; or (B) the right to vote such share pursuant to any agreement, arrangement or understanding; provided, however, that a person shall not be deemed the Owner of any share because of such person’s right to vote such share if the agreement, arrangement, or understanding to vote such share arises solely from a recoverable proxy or consent given in response to a proxy or consent solicitation made to ten (10) or more persons; or

(iii)       has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting (except voting pursuant to a revocable proxy or consent as described in item (B) of clause (ii) of this paragraph) or disposing of such share with any other person that beneficially Owns or whose Affiliates or Associates beneficially Own, directly or indirectly, such share.

Representation.

Article 19.

19.1.          The Board shall represent the Company.

19.2.          The Company shall also be represented by the Chief Executive Officer as well as by two other Executive Directors acting jointly.

The Board shall have the power, without prejudice to its responsibility, to cause the Company to be represented by one or more attorneys. These attorneys shall have such powers as shall be assigned to them on or after their appointment and in conformity with the Articles of Association, by the Board.

19.3.          In the event that a member of the Board has a conflict of interest with the Company, the Company nonetheless can be represented by the person(s) referred to in paragraphs 1 and 2 above.

Secretary.

Article 20.

20.1.          The Board shall appoint a Secretary from outside its members.

20.2.          The Secretary shall have such powers as are assigned to him by the Articles of Association and, subject to the Articles of Association, by the Board on or after his appointment.

20.3.          The Secretary may be removed from office at any time by the Board.

Regulations.

Article 21.

21.1.          With due observance of the Articles of Association the Board shall adopt one or more sets of regulations dealing with such matters as its internal organisation, the manner in which decisions are taken, the composition, the duties and organisation of committees and any other matters concerning the Board, the Chief Executive Officer, the Executive Directors, the Non-Executive Directors and the committees established by the Board.

21.2.          Regulations dealing with matters concerning General Meetings will be placed on the Company’s website.

Article 22.

General Meetings shall be held in the municipality of Amsterdam or in the municipality of Haarlemmermeer.

Further information to persons authorised to attend a General Meeting with regard to the venue of the meeting shall be given in the notice convoking the meeting.

Article 23.

23.1.           A General Meeting shall be held once a year, no later than six months after the end of the financial year of the Company.

23.2.           The agenda of the annual meeting shall contain, inter alia, the following items:

a.         consideration of the annual report, the annual accounts and the particulars to be added thereto pursuant to the statutory regulations;

b.         adoption of the annual accounts;

c.         if applicable, the proposal to pay a dividend;

d.         proposals relating to the composition of the Board, including the filling of any vacancies in the Board;

e.         the proposals placed on the agenda by the Board, including, but not limited to, a proposal to grant discharge to the directors for their management during the financial year, together with proposals made by shareholders in accordance with provisions of the law and the provisions of the Articles of Association.

23.3.           The Board shall provide the General Meeting with all requested information unless this would be contrary to an overriding interest of the Company. If the Board invokes an overriding interest, it must give reasons.

23.4.           Matters will only be put to a vote if and to the extent that the General Meeting is authorised by law or the Articles of Association to resolve on the subject matter. All other matters may be put on the agenda for discussion purposes only.

Extraordinary General Meeting.

Article 24.

Extraordinary General Meetings shall be convened only by the Board.

General Meeting. Notice and agenda.

Article 25.

25.1.           Notice of the General Meeting shall be given by the Board upon a term of at least such number of days prior to the day of the meeting as required by law, in accordance with law and the regulations of the stock exchange where shares in the share capital of the Company are officially listed at the Company’s request.

25.2.           The Board may decide that the convocation letter in respect of a person authorised to attend a General Meeting who agrees thereto, is replaced by a legible and reproducible message sent by electronic mail to the address indicated by him to the Company for such purpose.

25.3.           The notice shall state the subjects on the agenda or shall inform the persons authorised to attend a General Meeting that they may inspect the agenda at the office of the Company and that copies thereof are obtainable at such places as are specified in the notice.

25.4.           A matter, the consideration of which has been requested in writing by one or more holders of shares or depositary receipts for shares, representing solely or jointly at least such part of the issued share capital as required by law, will be placed on the notice convening a meeting or will be announced in the same manner if the Company has received the request not later than on the sixtieth day prior to the day of the meeting.

25.5.           The Board shall inform the General Meeting by means of a shareholders’ circular or explanatory notes to the agenda of all facts and circumstances relevant to the proposals on the agenda.

25.6.           Written requests as referred to in article 24 and this article 25, paragraph 4, may not be submitted electronically. Written requests as referred to in article 24 and this article 25, paragraph 4 shall comply with conditions stipulated by the Board, which conditions shall be posted on the Company’s website.

Article 26.

26.1.          The Board may determine that the persons who are entitled to attend the meeting are persons who:

(i)         are a shareholder or a person who is otherwise entitled to attend the meeting as per a certain date, determined by the Board, such date hereinafter referred to as: the “record date”,

(ii)        who are as such registered in a register (or one or more parts thereof) designated thereto by the Board, hereinafter referred to as: the “register”, and

(iii)       who have given notice in writing to the Company prior to a date set in the notice to attend a General Meeting,

regardless of who will be shareholder or holder of depositary receipts at the time of the meeting. The notice will contain the name and the number of shares the person will represent in the meeting. The provision above under (iii) concerning the notice to the Company also applies to the proxy holder of a person authorised to attend a General Meeting.

26.2.           The Board may decide that persons entitled to attend shareholders’ meetings and vote thereat may, within a period prior to the shareholders’ meeting to be set by the Board, which period cannot begin prior to the registration date as meant in the previous paragraph, cast their votes electronically in a manner to be decided by the Board. Votes cast in accordance with the previous sentence are equal to votes cast at the meeting.

26.3.          The notice of convocation of the meeting will contain the place of meeting and the proceedings for registration.

26.4.          The written proxies must be deposited at the office of the Company prior to a date set in the notice of the meeting.

26.5.          The Board may decide that the business transacted at a shareholders’ meeting can be taken note of by electronic means of communication.

26.6.          The Board may decide that each person entitled to attend shareholders’ meetings and vote thereat may, either in person or by written proxy, vote at that meeting by electronic means of communication, provided that such person can be identified via the electronic means of communication and furthermore provided that such person can directly take note of the business transacted at the shareholders’ meeting concerned. The Board may attach conditions to the use of the electronic means of communication, which conditions shall be announced at the convocation of the shareholders’ meeting and shall be posted on the Company’s website.

General Meeting. Meeting proceedings and reporting.

Article 27.

27.1.           The General Meeting shall be presided over by the chairman of the Board or, if he is absent, by one of the other members of the other Non-Executive Directors designated for that purpose by the Board. If no Non-Executive Directors are present at the meeting, the meeting shall be presided by one of the Executive Directors designated for that purpose by the Board.

27.2.           The chairman of the meeting shall determine the order of proceedings at the meeting with due observance of the agenda and he may restrict the allotted speaking time or take other measures to ensure orderly progress of the meeting.

27.3.           A certificate signed by the chairman of the meeting and the Secretary confirming that the General Meeting has adopted a particular resolution, shall constitute evidence of such resolution vis-à-vis third parties.

27.4.           Minutes of the meeting shall be kept by a person to be designated by the chairman of the meeting and shall be confirmed and signed by the chairman of the meeting and the person who has kept the minutes, unless the business transacted at the meeting is officially recorded by a notary.

Article 28.

28.1.           Resolutions proposed to the General Meeting by the Board shall be adopted by a simple majority of the votes cast unless the law or the Articles of Association determine otherwise.

A second meeting referred to in article 120, paragraph 3 of Book 2 Dutch Civil Code cannot be convened.

28.2.           The chairman of the meeting determines the method of voting.

28.3.           Any and all disputes with regard to voting for which neither the law nor the Articles of Association provide shall be decided by the chairman of the meeting.

28.4.           The ruling pronounced by the chairman of the meeting in respect of the outcome of any vote taken at a General Meeting shall be decisive. The same shall apply to the contents of any resolution passed.

Article 29.

29.1.           Each share confers the right to cast one vote at the General Meeting.

Blank votes and invalid votes shall be regarded as not having been cast.

29.2.           No votes may be cast at the General Meeting in respect of shares which are held by the Company or any of its subsidiaries, nor in respect of shares the depositary receipts for which are held by the Company or by any of its subsidiaries. Usufructuaries and pledgees of shares which belong to the Company or its subsidiaries shall not be excluded from the right to vote if the right of usufruct or pledge was created before the shares concerned were held by the Company or a subsidiary of the Company. The Company or a subsidiary of the Company may not cast votes for shares in respect of which the Company or the subsidiary holds a right of pledge or usufruct.

29.3.           For the purpose of determining how many shareholders are voting and are present or represented, or how much of the capital is provided or represented, no account shall be taken of shares in respect whereof the law stipulates that no votes can be cast for them.

Article 30.

30.1.           Members of the Board shall have admission to the General Meetings. They shall have an advisory vote at the General Meetings.

30.2.           Furthermore, admission shall be given to the persons whose attendance at the meeting is approved by the chairman.

Meetings of holders of shares of a particular class.

Article 31.

31.1.           Meetings of holders of shares of a particular class or classes shall be held as frequently and whenever such a meeting is required by virtue or any statutory regulation or any regulation in the Articles of Association.

Meetings as referred to in the previous paragraph may be convened only by the Board.

31.2.           The provisions of articles 22 and 24 through 30 shall apply mutatis mutandis, provided that paragraphs 1 and 2 of article 26 shall not apply to meetings of holders of preferred stock.

External auditor.

Article 32.

32.1.           The Company shall instruct a registered accountant or another expert as referred to in section 2:393, first subsection, of the Dutch Civil Code, both hereinafter also referred to as: the accountant - to audit the annual accounts prepared by the Board, in accordance with section 2:393, subsection 3, of the Dutch Civil Code. The General Meeting is authorised to give such instructions. If the General Meeting fails to give these instructions, the Board shall be authorized to do so. The accountant shall report on his audit to the Board and shall present the result of his audit in a report.

With due observance of section 2:393 subsection 2 of the Dutch Civil Code, instructions to the accountant may be withdrawn at any time.

32.2.           The Board may give instructions to the accountant referred to in paragraph 1 or another accountant at the Company’s expense.

Financial year, annual report and annual accounts.

Article 33.

33.1.           The financial year of the Company shall coincide with the calendar year.

33.2.           Annually, within the term set by law, the Board shall prepare annual accounts.

The annual accounts shall be accompanied by the auditor’s certificate referred to in article 32, if the assignment referred to in that article has been given, by the annual report, unless section 2:391 of the Civil Code does not apply to the Company, as well as the other particulars to be added to those documents by virtue of applicable statutory provisions.

The annual accounts shall be signed by all members of the Board if the signature of one or more of them is lacking, this shall be disclosed, stating the reasons thereof.

33.3.           The annual accounts drawn up by the Board, the annual report and the other particulars to be added thereto by virtue of applicable statutory provisions shall be open to the inspection of the shareholders and holders of depositary receipts at the office of the

Company from the date of notice convoking the General Meeting at which the aforesaid documents shall be dealt with. The Company shall make copies available to the shareholders and holders of depositary receipts free of charge, at their request.

33.4.           Insofar as the documents referred to in the preceding paragraph must be made public, any member of the public may inspect these documents and obtain a copy thereof at a charge not exceeding cost. This right shall cease as soon as the documents have been deposited at the office of the trade register.

Distributions.

Article 34.

34.1.           The Board will keep a separate share premium account for each class of shares to which only the holders of the class of shares in question are entitled.

The amount or the value of the share premium paid on a specific class of shares issued by the Company will be booked separately on the share premium account in question.

34.2.           The Company may make distributions on shares only to the extent that its shareholders’ equity exceeds the sum of the paid-up and called-up part of the capital and the reserves which must be maintained by law.

34.3.           Distributions of profit, meaning the net earnings after taxes shown by the adopted annual accounts, shall be made after the determining of the annual accounts from which it appears that they are justified, entirely without prejudice to any of the other provisions of the Articles of Association.

34.4.         a.            A dividend shall be paid out of the profit, if available for distribution, first of all on the preferred stock series PA in accordance with this paragraph. Subsequently, a dividend shall be paid out of the profit, if possible, on the preferred stock series PB in accordance with this paragraph.

b.         The dividend paid on the preferred stock shall be based on the percentage, mentioned immediately below, of the amount called up and paid-up on those shares. The percentage referred to in the previous sentence shall be equal to the average of the EURIBOR interest charged for cash loans with a term of twelve months as set by the European Central Bank - weighted by the number of days to which this interest was applicable - during the financial year for which this distribution is made, increased by a maximum margin of three hundred (300) basis points to be fixed upon issue by the Board; EURIBOR shall mean the Euro Interbank Offered Rate, which margin may vary per with each individual series.

c.         If in the financial year over which the aforesaid dividend is paid the amount called up and paid-up on the preferred stock has been reduced or, pursuant to a resolution to make a further call on said shares, has been increased, the dividend shall be reduced or, if possible, increased by an amount equal to the aforesaid percentage of the amount of such reduction or increase, as the case may be, calculated from the date of the reduction or, as the case may be, from the date when the further call on the shares was made.

d.         If and to the extent that the profit is not sufficient to pay in full the dividend referred to under a of this paragraph, the deficit shall be paid to the debit of the reserves, provided that doing so shall not be in violation of paragraph 2 of this article.

If and to the extent that the dividend referred to under a of this paragraph cannot be paid to the debit of the reserves either, the profits earned in subsequent years shall be applied first towards making to the holders of preferred stock such payment as will fully clear the deficit, before the provisions of the following paragraphs of this article can be applied. No further dividends on the preferred stock shall be paid than as stipulated in this article, in article 35 and in article 37. Interim dividends paid over any financial year in accordance with article 35 shall be deducted from the dividend paid by virtue of this paragraph 4.

e.         If the profit earned in any financial year has been determined and in that financial year one (1) or more preferred stock have been cancelled against repayment, the persons who were the holders of those shares shall have an inalienable right to payment of dividend as described below. The amount of profit, if available for distribution, to be distributed to the aforesaid persons shall be equal to the amount of the dividend to which by virtue of the provision under a of this paragraph they would be entitled if on the date of determination of the profit they had still been the holders of the aforesaid preferred stock, calculated on the basis of the period during which in the financial year concerned said persons were holders of said shares, this dividend to be reduced by the amount of any interim dividend paid in accordance with article 35.

f.          If in the course of any financial year preferred stock have been issued, with respect to that financial year the dividend to be paid on the shares concerned shall be reduced pro rata to the day of issue of said shares.

g.         If the dividend percentage has been adjusted in the course of a financial year, then for the purposes of calculating the dividend over that financial year the applicable rate until the date of adjustment shall be the percentage in force prior to that adjustment and the applicable rate after the date of adjustment shall be the altered percentage.

34.5.           Any amount remaining out of the profit, after application of paragraph 4, shall be carried to reserve as the Board may deem necessary.

34.6.           The profit remaining after application of paragraphs 4 and 5 shall be at the disposal of the General Meeting, which may resolve to carry it to reserve or to distribute it among the holders of common stock.

34.7.           On a proposal of the Board, the General Meeting may resolve to distribute to the holders of common stock a dividend in the form of common stock in the capital of the Company.

34.8.           Subject to the other provisions of this article the General Meeting may, on a proposal made by the Board, resolve to make distributions to the holders of common stock to the debit of one (1) or several reserves which the Company is not prohibited from distributing by virtue of the law.

34.9.           No dividends shall be paid to the Company on shares held by the Company or where the Company holds the depositary receipts issued for such shares, unless such shares or depositary receipts are encumbered with a right of usufruct or pledge.

34.10.         Any change to an addition as referred to in paragraph 4 under b and g in relation to an addition previously determined by the Board shall require the approval of the meeting of holders of preferred stock of the series concerned. If the approval is withheld the previously determined addition shall remain in force.

Interim distributions.

Article 35.

35.1.           An interim distribution shall be made to the holders of preferred stock of a specific series, at such conditions as the Board may determine, provided that an interim statement of assets and liabilities shows that the requirement of paragraph 2 of article 34 has been met.

The Board may resolve to make interim distributions to the shareholders or to holders of shares of a particular class if an interim statement of assets and liabilities shows that the requirement of paragraph 2 of article 34 has been met.

35.2.           The interim statement of assets and liabilities shall relate to the condition of the assets and liabilities on a date no earlier than the first day of the third month preceding the month in which the resolution to distribute is published. It shall be prepared on the basis of generally acceptable valuation methods. The amounts to be reserved under the law and the Articles of Association shall be included in the statement of assets and liabilities. It shall be signed by the members of the Board. If one or more of their signatures are missing, this absence and the reason for this absence shall be stated.

35.3.           In the event that all issued and outstanding shares of one or more series of preferred stock are cancelled against repayment, on the day of such repayment a dividend shall be paid, this dividend to be equal to the premium paid on the share concerned at its issue increased by a distribution to be calculated in accordance with the provisions of paragraph 4 of article 34 and over the period over which until the date of repayment no earlier distribution as referred to in the first sentence of paragraph 4 of article 34 has been made, all this provided that the requirement of paragraph 2 of article 34 has been met as demonstrated by an interim statement of assets and liabilities as referred to in paragraph 2.

Article 36.

36.1.           Any proposal for distribution of dividend on common stock and any resolution to distribute an interim dividend on common stock shall immediately be published by the Board in accordance with the regulations of the stock exchange where the common stock are officially listed at the Company’s request. The notification shall specify the date when and the place where the dividend shall be payable or - in the case of a proposal for distribution of dividend - is expected to be made payable.

36.2.           Dividends shall be payable no later than thirty (30) days after the date when they were declared, unless the body declaring the dividend determines a different date.

36.3.           Dividends which have not been claimed upon the expiry of five (5) years and one (1) day after the date when they became payable shall be forfeited to the Company and shall be carried to reserve.

36.4.           The Board may determine that distributions on shares shall be made payable either in euro or in another currency.

Amendment of the articles of association. Winding up. Liquidation.

Article 37.

37.1.           A resolution to amend the Articles of Association or to wind up the Company may only be adopted at the proposal of the Board.

37.2.           On the dissolution of the Company, the liquidation shall be carried out by the Board, unless otherwise resolved by the General Meeting.

37.3.           The resolution to dissolve the Company shall also set the remuneration of the liquidators.

37.4.           Pending the liquidation the provisions of the Articles of Association shall remain in force to the fullest possible extent.

37.5.           The surplus assets of the Company remaining after satisfaction of its debts shall be divided, in accordance with the provisions of section 2:23b of the Dutch Civil Code, as follows:

a.         firstly, the holders of the preferred stock series PA shall be paid, if possible, the par value amount of their shares or, if those shares are not fully paid-up, the amount paid thereon, that payment to be increased by an amount equal to the percentage, referred to under b in paragraph 4 of article 34, of the amount called up and paid-up on the preferred stock series PA, calculated over each year or part of a year in the period beginning on the day following the period over which the last dividend on the preferred stock series PA was paid and ending on the day of the distribution, as referred to in this article, made on preferred stock series PA;

b.         secondly, the holders of preferred stock series PB shall be paid, to the extent possible, the par value amount of their shares or, if those shares are not fully paid-up, the amount paid thereon, that payment increased by the premium paid on the share concerned at its issue, that payment to be increased by an amount equal to the percentage, referred to under b in paragraph 4 of article 34, on the amounts mentioned there, calculated over each year or part of a year in the period beginning on the day following the period over which the last dividend on those shares was paid and ending on the day of the distribution, as referred to in this article, made on preferred stock series PB.

If the Company’s surplus assets are not sufficient to make the distributions as referred to in this sub-paragraph b, these distributions shall be made to the holders of the preferred stock series PB pro rata to the amounts that would be paid if the surplus assets were sufficient for distribution in full;

c.     finally, the balance, if any, remaining after the payments referred to under a and b shall be for the benefit of the holders of common stock in proportion to the par value amount of common stock held by each of them.

Transitional provisions.

Article 38.

38.1.           As of the execution of this deed of amendment of the Articles of Association on [•] two thousand and twelve the Board has been empowered for a period of five (5) years, to issue shares up to the amount of shares included in the authorised share capital and to grant rights to subscribe for shares up to the maximum referred to above

38.2.           As of the execution of this deed of amendment of the Articles of Association on [•] two thousand and twelve the Board has been empowered for a period of five (5) years, to restrict or exclude pre-emptive rights on shares.

38.3.           This article and its heading shall lapse five (5) years following the date of this deed of amendment of the Articles of Association, [**] two thousand and twelve.

Article 39.

As of the date the law has entered into force pursuant to which the chairman of a board that consists of both executive and non-executive directors must be a non-executive director, articles 15.2 and 15.3 shall read as follows:

15.2.           The Board shall appoint one of its non-executive members to be its chairman for such period as the Board may decide.

15.3.           The Board may appoint one or more of its non-executive members as vice-chairman of the Board for such period as the Board may decide. If the chairman is absent or unwilling to take the chair, a vice-chairman shall be entrusted with such of the duties of the chairman entrusted to him by the Board may decide.